William D. Chapman Director, Investor Relations and External Communications (847) 535-0881	Robb Kristopher Manager, External Communications (847) 535-0879 www.grainger.com

GRAINGER DETAILS GROWTH CAMPAIGNS AND PROVIDES 2005 OUTLOOK

Strong performance causes company to raise 2004 guidance

        CHICAGO, December 15, 2004—Grainger (NYSE: GWW), the leading North American industrial supplier of products to maintain, repair, and operate facilities, today hosted financial analysts at its branch in Norcross, Ga. Grainger Chairman and Chief Executive Officer Richard L. Keyser presented a strategic outlook with James T. Ryan, Group President, updating the financial community on several key programs and P. Ogden Loux, Senior Vice President, Finance and Chief Financial Officer, providing guidance for 2005.

        “In our business, service is the key,” said Keyser. “I am excited by all that we have achieved in the last 12 months. After some challenging times, we are starting to see strong sales growth. And it is accelerating, thanks to great execution by our entire organization. The team has also done a remarkable job of improving the efficiency and effectiveness of our operations. The top and bottom line grew this year because we served customers reliably and consistently every day.” As a result of these benefits, the company has raised its earnings per share guidance from $2.80 to $2.90 to a new range of $2.95 to $3.05 for 2004.

        In his presentation, Keyser discussed the company’s goals for 2005. “Our strategic goals remain constant: accelerating growth, improving operating margins and continuing to produce strong return on invested capital,” he said. He also said that Grainger’s Integrated Supply business, which has been a separate segment for reporting purposes, will be folded into Grainger’s U.S. Branch-based Business, giving the company a more profitable and scalable model and offering customers a range of outsourcing alternatives that leverage Grainger’s branch, services and sourcing capability. Integrated Supply will no longer be reported as a separate segment as of January 1, 2005, because it will become part of the Branch-based Businesses.

        Ryan described how Grainger helps customers search and select products to meet unplanned facilities maintenance needs. Grainger’s unique strengths – a broad product line, local product availability, and supply chain scale – make it possible for customers to solve their problems in a way that saves them time and money.

        Ryan explained that because of the recently completed logistics network, the launch of a multi-year market expansion program, and an increase in the company’s sales force, Grainger is gaining share. For the markets launched in 2004, the company expects incremental sales of approximately $33 million this year, with revenues from market expansion growing to approximately $100 million in 2005. Included in the $100 million projection are sales from markets planned to launch in early 2005. “By 2013, we expect approximately $1 billion in incremental sales with around $150 million in incremental operating earnings from this program,” Ryan said.

        Loux presented company performance for 2004 and expectations for 2005. Sales for the year are expected to be 8 percent above 2003, with November daily sales up 8 percent versus November 2003. Looking to 2005, Loux stated that Grainger expects revenue growth of 8 to 11 percent, most of the increase coming through organic growth including market share initiatives. The company’s forecast is based on economic assumptions of GDP growth of 3 to 4 percent and industrial production growth of 4 to 5 percent for 2005. The company anticipates earnings per share in 2005 to be between $3.20 and $3.45. Looking beyond 2005, the company’s earnings growth is positioned to accelerate as the projected spending for information technology and market expansion peak in 2005. Capital expenditures in 2005 are expected to be between $150 and $180 million and cash from operations of $325 to $375 million.

        “When I look ahead, I see great potential for this company,” said Keyser. “We have a small share of a large, fragmented market and have more going for us than any of our competitors. With an unparalleled breadth of products and an unbeatable network, we save customers time and money each and every day. We have the right initiatives in place and we are tightening our focus and improving our execution throughout the organization.”

        A complete copy of the presentations from the meeting is available on the investor relation’s section of Grainger’s Web site, www.grainger.com.

        W.W. Grainger, Inc. (NYSE: GWW), with 2003 sales of $4.7 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

         This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies, and objectives and are not historical facts. They are generally identified by qualifiers such as “guidance,” “outlook,” “goals,” “projection,” “plans,” “expects,” “expectations,” “positioned to,” “predicted,” “looking to 2005,” “looking beyond 2005,” “forecast,” “look ahead,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

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